Exhibit 99.3

Bridgeline Digital, Inc.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information are based on the historical financial statements of Bridgeline Digital, Inc. (“Bridgeline” or the “Company”) and Hawk Search, Inc. (“Hawk Search”), after giving effect to the Company’s acquisition of Hawk Search on May 28, 2021 and the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma combined financial information..

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and does not represent the consolidated results or financial position of Bridgeline had the Transaction been completed as of the dates indicated. Specifically, the unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies, revenue enhancements or restructuring costs that the combined company may achieve or incur as a result of the Transaction. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The pro forma adjustments represent the Company’s best estimates and are based upon current available information and certain assumptions that the Company believes are reasonable under the circumstances.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

●

Bridgeline’s historical consolidated financial statements and accompanying notes contained in Bridgeline’s Annual Report on Form 10-K for its fiscal year ended September 30, 2020, filed with the Securities and Exchange Commission (the “Commission”) on December 23, 2020;

●

Bridgeline’s historical consolidated financial statements and accompanying notes contained in Bridgeline’s Quarterly Report on Form 10-Q for its quarter ended March 31, 2021, filed with the Commission on May 17, 2021;

●	Hawk Search, Inc. historical financial statements and accompanying notes for its fiscal year ended December 31, 2020, included as Exhibit 99.1 in this amended Current Report on Form 8-K;

●	Hawk Search Inc. historical financial statements and accompanying notes for the three months ended March 31, 2021 and 2020, included as Exhibit 99.2 in this amended Current Report on Form 8-K;

●	The SPA filed as Exhibit 10.1 to Bridgeline’s Current Report on Form 8-K filed with the Commission on May 12, 2021.

Accounting Periods Presented

Hawk Search’s historical fiscal year ended on December 31, 2020 and, for purposes of this unaudited pro forma condensed combined financial information has been recaptioned and/or combined with the Company’s fiscal year ended September 30, 2020 financial statements as explained below.

The unaudited pro forma condensed combined statements of operations of the Company and Hawk Search for the year ended September 30, 2020 are presented as if the Hawk Search acquisition had taken place on October 1, 2019, and due to different fiscal period ends, combines the historical results of the Company for the year ended September 30, 2020 and the historical results of Hawk Search for the year ended December 31, 2020.

Reporting Currency

As the Company’s reporting currency is US Dollars (USD), was used to translate Hawk Search’s historical financial statements to USD for purposes of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(in thousands, except share and per share data)

1.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared using the historical financial information of Bridgeline and Hawk Search and presents the pro forma effects of the Transaction and certain adjustments described herein in accordance with Article 11 of Regulation S-X. The historical financial information of Hawk Search has been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”)

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”), with Bridgeline deemed as the accounting acquirer. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets acquired and liabilities assumed are preliminary and subject to change when the formal valuation and other analyses are finalized. The differences between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the Transaction, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined statements of operations exclude non-recurring items directly related to the Transaction.

2.	Description of the Acquisition

On May 11, 2021, Bridgeline Digital, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Svanaco, Inc., an Illinois corporation, Svanawar, Inc., an Illinois corporation (collectively, the “Sellers”), and Hawk Search Inc., an Illinois corporation (“Hawk Search”), pursuant to which the Company will purchase all of the issued and outstanding shares of capital stock of Hawk Search from the Sellers (the “Acquisition”). The total consideration payable by the Company under the Purchase Agreement is approximately $11.85 million, subject to certain working capital and purchase price adjustments contained in the Purchase Agreement (the “Purchase Price”). The Purchase Price is payable as follows: (i) an initial cash payment of approximately $5.75 million (subject to certain working capital adjustments pursuant to the Purchase Agreement) payable on the Closing Date (as defined in the Purchase Agreement), (ii) the issuance of approximately $1.5 million of newly designated shares of the Company’s preferred stock, par value $0.001 per share, (iii) approximately $2.0 million in cash, to be paid on or before December 31, 2021 (subject to certain adjustments pursuant to the Purchase Agreement), and (iv) up to approximately $2.6 million as a performance based earnout payable within 30 days of the Company upon conclusion of its fiscal year 2022 annual audit and filing its Annual Report on Form 10-K for the fiscal year ending September 30, 2022.

3.	Purchase Price Consideration and Allocation

The Company accounted for the Hawk Search transaction as a business combination. The Company determined that the fair value of the gross assets acquired was not concentrated in a single identifiable asset of a group of similar assets. Assets acquired and liabilities assumed have be recognized at their estimated fair values as of the acquisition date. The fair value of intangible assets was based on valuations using a discounted cash flow model (level 3 inputs) which requires significant estimates and assumptions, including estimating future revenues and costs. The fair value of contingent consideration was determined based on the probability of achievement of the revenue targets and operational goals, which includes estimating future revenues. The excess of the purchase price over the assets acquired and liabilities assumed was recognized as goodwill. The goodwill is attributable to expected synergies and customer cross selling opportunities between the Company and Hawk Search.

The acquisition date fair value of consideration transferred was as follows:

Cash, including deferred cash payable	$6,800
Series D Convertible Preferred Stock (1,500 shares at $618 per share)	930
Contingent consideration (earn-outs)	2,190
$9,920

The preliminary acquisition date fair value of assets acquired and liabilities assumed was as follows:

Assets acquired:
Cash	$100
Non-cash current assets	780
Intangible assets:
Acquired software	560
Customer relationships	3,410
Domain and trade names	620
Goodwill	7,540
Total assets acquired	13,010

Liabilities assumed:
Current liabilities	1,909
Deferred tax liabilities	1,181
Total liabilities assumed	3,090

Total consideration paid	$9,920

The average useful lives of the identifiable intangible assets acquired was five years for acquired software, twelve years for customer relationships and fifteen years for domain and trade names.

BRIDGELINE DIGITAL, INC.

PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 2020

(unaudited)

(in thousands, except share data)

	Year Ended September 30, 2020

	Historical	Historical	Pro-Forma
	Bridgeline Digital	Hawk Search	Combined
Revenue	$10,907	$3,947	$14,854

Cost of revenue	4,507	2,035	6,542

Gross profit	6,400	1,912	8,312

Operating expenses	8,044	3,152	11,196

Income (loss) from operations	(1,644)	(1,240)	(2,884)

Interest and other, net	1,981	198	2,179

Income (loss) before income taxes	337	(1,042)	(705)

Provision for (benefit from) income taxes	11	(35)	(24)

Net income (loss)	$326	$(1,007)	$(681)

Dividends on convertible preferred stock	(106)	-	(106)

Deemed dividend on amendment of Series A convertible preferred stock	(2,314)	-	(2,314)

Net income (loss) applicable to common shareholders	$(2,094)	$(1,007)	$(3,101)

Net income/(loss) per share attributable to common shareholders:
Basic	$(0.59)		$(0.87)
Diluted	$(0.59)		$(0.87)
Number of weighted average shares outstanding:
Basic	3,555,032		3,555,032
Diluted	3,555,032		3,555,032

BRIDGELINE DIGITAL, INC.

PRO FORMA CONDENSED CONSOLIDATED COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS ENDED MARCH 31, 2021

(unaudited)

(in thousands, except share data)

	Six Months Ended March 31, 2021

	Historical	Historical	Pro-Forma
	Bridgeline Digital	Hawk Search	Combined

Revenue	$5,710	$1,603	$7,313

Cost of revenue	2,023	1,341	3,364

	3,687	262	3,949

Operating expenses	3,635	1,560	5,195

Income (loss) from operations	52	(1,298)	(1,246)

Interest and other, net	(1,769)	35	(1,734)

	(1,717)	(1,263)	(2,980)

Provision for income taxes	1	-	1

Net income (loss)	$(1,718)	$(1,263)	$(2,981)

Net income (loss) applicable to common shareholders	$(1,718)	$(1,263)	$(2,981)

Net income/(loss) per share attributable to common shareholders:
Basic	$(0.36)		$(0.63)
Diluted	$(0.36)		$(0.63)
Number of weighted average shares outstanding:
Basic	4,706,869		4,706,869
Diluted	4,706,869		4,706,869

BRIDGELINE DIGITAL, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(Unaudited)

	Bridgeline Digital	Hawk Search
	March 31,	March 31,	Pro-Forma
	2021	2021	Combined
ASSETS
Current assets:
Cash and cash equivalents	$3,497	$109	$3,606
Accounts receivable, net	717	614	1,331
Prepaid expenses	394	-	394
Other current assets	537	58	595
Total current assets	5,145	781	5,926
Property and equipment, net	240	-	240
Operating lease assets	584	-	584
Intangible assets, net	3,856	-	3,856
Goodwill	8,018	-	8,018
Other assets	86	-	86
Total assets	$17,929	$781	$18,710

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$659	$-	$659
Current portion of operating lease liabilities	191	-	191
Accounts payable	1,236	731	1,967
Accrued liabilities	701	93	794
Purchase price and contingent consideration payable	2,006	-	2,006
Paycheck Protection Program Liability	-	-	-
Deferred revenue	1,666	924	2,590
Total current liabilities	6,459	1,748	8,207
Long-term debt, net of current portion	1,461	-	1,461
Operating lease liabilities, net of current portion	393	-	393
Warrant liabilities	4,205	-	4,205
Other long-term liabilities	22	-	22
Total liabilities	12,540	1,748	14,288

Commitments and contingencies

Stockholders' equity:
Preferred stock - $0.001 par value; 1,000,000 shares authorized; Series C Convertible Preferred stock: 11,000 shares authorized; 350 shares issued and outstanding at March 31, 2021 and September 30, 2020	-	-	-
Series A Convertible Preferred stock: 264,000 shares authorized; no shares outstanding at March 31, 2021 and September 30, 2020	-	-	-
Common stock - $0.001 par value; 50,000,000 shares authorized; 5,391,548 shares at March 31, 2021 and 4,420,170 shares at September 30, 2020, issued and outstanding	5		5
Additional paid-in-capital	81,125	-	81,125
Accumulated deficit	(75,301)	(967)	(76,268)
Accumulated other comprehensive loss	(440)	-	(440)
Total stockholders' equity	5,389	(967)	4,422
Total liabilities and stockholders' equity	$17,929	$781	$18,710